                                                                  EXHIBIT 99(16)

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

------------------------------------------
                                                  Index No. 03-109061
DANIEL PROVORNY, on behalf of himself
and all others similarly situated,

                Plaintiff,

      -against-

LEUCADIA NATIONAL CORP., WILTEL
COMMUNICATIONS GROUP, INC., IAN M.
CUMMING, ALAN J. HIRSCHFIELD, JEFFREY
C. KEIL, JOSEPH S. STEINBERG, JEFF K.
STOREY, J. PATRICK COLLINS, WILLIAM H.
CUNNINGHAM, MICHAEL DIAMENT and
MICHAEL P. RESSNER,

              Defendants.

------------------------------------------

                      SECOND AMENDED CLASS ACTION COMPLAINT

          Plaintiff, by his attorneys, alleges upon information and belief, except as to paragraph 1 which plaintiff alleges upon knowledge, as follows:

          1. Plaintiff Daniel Provorny is a stockholder of defendant WilTel Communications Group, Inc. ("WilTel" or the "Company").

          2. Defendant Leucadia National Corporation ("Leucadia") is a corporation duly organized and existing under the laws of the state of New York, with its principal executive offices located at 315 Park Avenue South, New York, New York 10010-3607. Leucadia is a diversified holding company that provides banking and lending services, manufacturing, real estate activities, winery operations, development of a copper mine and property and casualty reinsurance. Leucadia is the controlling stockholder of WilTel, and owns or controls approximately 47% of the outstanding shares of WilTel common stock.

          3. Defendant WilTel is a corporation duly organized and existing under the laws of the state of Nevada, with its principal executive offices located at One Technology Center, Tulsa, Oklahoma 74103. WilTel provides data, voice, and media transport solutions to a carrier-class customer base with complex communications needs. The Company's customers include global telecommunications and media and entertainment companies. WilTel's network infrastructure reaches border-to-border and coast-to-coast with international connectivity.

          4. Defendant Ian M. Cumming is the Chairman of WilTel's Board of Directors and the Chairman of Leucadia's Board of Directors. Cumming is also a director of several subsidiaries of Leucadia and several companies in which Leucadia owns a significant equity interest. Cumming also served as WilTel's interim President and Chief Executive Officer in October 2002. Pursuant to a stockholder agreement between Leucadia and WilTel, Leucadia designated Cumming as a director of WilTel. Cumming does not own any shares of' WilTel common stock (apart from those owned or controlled by Leucadia). Cumming owns or controls approximately 16% of the outstanding shares of Leucadia common stock.

          5. Defendant Alan J. Hirschfield is a director of WilTel. Pursuant to a stockholder agreement between Leucadia and WilTel, Leucadia designated Hirschfield as a director of WilTel. Hirschfield does not own any shares of WilTel common stock (apart from those owned or controlled by Leucadia).

          6. Defendant Jeffrey C. Keil is a director of WilTel. Pursuant to a stockholder agreement between Leucadia and WilTel, Leucadia designated Keil as a director of WilTel. Keil does not own any shares of WilTel common stock (apart from those owned or controlled by Leucadia).

          7. Defendant Joseph S. Steinberg is a director of WilTel and also Leucadia's President. Steinberg is also a director of several subsidiaries of Leucadia and several companies in which Leucadia owns a significant equity interest. Pursuant to a stockholder agreement between Leucadia and WilTel, Leucadia designated Steinberg as a director of WilTel. Steinberg does not own any shares of WilTel common stock (apart from those owned or controlled by Leucadia). Steinberg owns or controls approximately 14% of the outstanding shares of Leucadia common stock.

          8. Defendant Jeff K. Storey is a director of WilTel and has been the Company's President and Chief Executive Officer since October 31, 2002. Storey does not own any shares of WilTel common stock.

          9. Defendant J. Patrick Collins is a director of WilTel. Collins does not own any shares of WilTel common stock.

          10. Defendant William H. Cunningham is a director of WilTel. Cunningham does not own any shares of WilTel common stock.

          11. Defendant Michael Diament is a director of WilTel. Diament does not own any shares of WilTel common stock.

          12. Defendant Michael P. Ressner is a director of WilTel. Ressner does not own any shares of WilTel common stock.

          13. Defendants Cumming, Hirschfield, Keil, Steinberg, Storey, Collins, Cunningham, Diament and Ressner, are sometimes collectively referred to herein as the "Individual Defendants."

          14. The Individual Defendants, as officers and/or directors of WilTel, and Leucadia, as WilTel's controlling stockholder, have a fiduciary relationship and responsibility to plaintiff and the other common public stockholders of WilTel, and owe to plaintiff and the other class members the highest obligations of good faith, loyalty, fair dealing, due care and candor.

                            CLASS ACTION ALLEGATIONS

          15. Plaintiff brings this action on his own behalf and as a class action, pursuant to CPLR 901 et seq. on behalf of all common stockholders of WilTel or their successors in interest, who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of defendants.

          16. This action is properly maintainable as a class action because:

               a. The Class is so numerous that joinder of all members is impracticable. There are hundreds, if not thousands, of WilTel stockholders who are located throughout the United States;

               b. There are questions of law and fact which are common to the Class, including: whether any of the defendants have engaged or are continuing to act in a manner calculated to benefit themselves at the expense of WilTel's public stockholders; and whether plaintiff and the other Class members would be irreparably damaged if the defendants are not enjoined in the manner described below;

               c. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class;

               d. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests; and

               e. The defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

                          AS AND FOR PLAINTIFF'S CAUSE
                        OF ACTION AGAINST ALL DEFENDANTS

          17. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

          18. Leucadia is WilTel's controlling stockholder through its 47.4% equity ownership of the Company and dominance of WilTel's Board of Directors and management. A stockholders agreement between Leucadia and WilTel permits Leucadia to designate certain directors of the Company. In addition, WilTel's Senior Vice President (Corporate), H.E. Scruggs, is actually a Leucadia employee and receives no compensation from WilTel. Leucadia and WilTel are also parties to a restructuring services agreement whereby Leucadia provides management advice to WilTel,

          19. Despite Leucadia's dominance and control of WilTel, the stockholders agreement provided limitations on Leucadia's ability to acquire the remainder of WilTel from WilTel's public stockholders. Nonetheless, on May 15, 2003, Leucadia announced a proposal to acquire all of the shares of WilTel common stock it did not already own in a stock-for-stock exchange whereby each share of WilTel would be exchanged for 0.3565 of a share of Leucadia.

          20. On July 29, 2003, Leucadia withdrew its May 15, 2003 offer to acquire all of the shares of WilTel common stock it did not already own.

          21. On August 7, 2003, Leucadia sent a letter to the Independent Company Directors offering a choice of one of two alternative transactions: (1)
0.3672 of a Leucadia common share in exchange for each share of WilTel common stock, if the Independent Company Directors agreed to let the offer go forward and not oppose the offer. If Leucadia were to acquire 90% or more of the outstanding WilTel shares, Leucadia would effect a backend merger for the same consideration; or (2) a higher offer of 0.3934 of a Leucadia common share in exchange for each share of WilTel common stock, if WilTel enters into a mutually acceptable merger agreement with Leucadia which provides for (i) a first-step exchange offer to be followed by a back-end merger for the same consideration as offered in the exchange offer and (ii) a recommendation in favor of the transaction by the Independent Company Directors.

          22. Leucadia gave the Independent Company Directors until noon on August 12, 2003 to respond to its proposal.

          23. On August 12, 2003, WilTel's Independent Company Directors accepted the proposal and Leucadia submitted its fifth amendment to its prior
Schedule 13-D filed with the Securities and Exchange Commission. The amendment stated that the two companies had entered into a Merger Agreement ("Agreement") whereby WilTel shareholders would receive 0.4242 Leucadia common shares for each of their WilTel shares.

          24. On that same day, Leucadia executives announced that Leucadia had agreed to buy the balance of WilTel for $419 million.

          25. Based on the merger agreement, WilTel would become a wholly owned subsidiary of Leucadia.

          26. As part of its ownership of WilTel, Leucadia has control of the Company and its proxy machinery. Leucadia has selected and elected WilTel directors who are beholden to Leucadia for their offices and the valuable perquisites that they enjoy therefrom.

          27. Leucadia has timed this transaction to capture the Company's future potential and use it to its own ends without paying an adequate or fair price for the Company's stock.

          28. Defendants have clear and material conflicts of interest and are acting to better their own interests at the expense of WilTel's public shareholders.

          29. Leucadia, with the acquiescence of the directors of WilTel, is engaging in self-dealing and not acting in good faith toward plaintiff and the other members of the Class. By reason of the foregoing, Leucadia and the Individual Defendants have breached and are breaching their fiduciary duties to the irreparable harm of the members of the Class.

          30. Plaintiff has no adequate remedy at law.

          WHEREFORE, plaintiff prays for judgment and relief as follows:

          A. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

          B. Preliminarily and permanently enjoining Defendants and all persons acting in concert with them, from proceeding with, consummating or closing the transactions complained of herein;

          C. In the event the challenged transaction is consummated, rescinding it and setting it aside or awarding rescissory damages to the Class;

          D. Directing defendants to account to Class members for their damages sustained as a result of the wrongs complained of herein;

          E. Awarding plaintiff the costs of this action, including a reasonable allowance for plaintiff's attorneys' and experts' fees; and

          F. Granting such other and farther relief as to the Court may seem just and proper.


Dated: August 21, 2003

                                                       ABBEY GARDY, LP


                                                By \s\ Josh Rubin
                                                   -----------------------------
                                                   JOSHUA N. RUBIN
                                                   EVAN J. KAUFMAN
                                                   212 East 39th Street
                                                   New York, New York 10016
                                                   Tel: 212-889-3700
                                                   Fax: 212-684-5191

                                                   Attorneys for Plaintiff

Supreme Court of the State of New York
County of New York

                                                   Index No. 03-109061
                                                   Date purchased May 16, 2003

----------------------------------------------
DANIEL PROVORNY, on behalf of himself and all      Plaintiff(s) designate(s)
others similarly situated,                         New York
                                                   County as the place of trial.
                            Plaintiff(s)
                                                   The basis of the venue is
                 against                           residence of plaintiff's
                                                   representation
LEUCADIA NATIONAL CORP., WILTEL COMMUNICATIONS
GROUP, INC., IAN M. CUMMING, ALAN J.                       Summons
HIRSCHFIELD, JEFFREY C. KEIL, JOSEPH S.
STEINBERG, JEFF K. STOREY, J. PATRICK              Plaintiff(s) reside(s) at
COLLINS, WILLIAM H. CUNNINGHAM, MICHAEL            c/o Abbey Gardy, LLP
DIAMENT and MICHAEL P. RESSNER,                    212 East 39th Street
                                                   New York, New York 10016
                           Defendant(s)            County of
                                                   New York County
----------------------------------------------


To the above named Defendant(s)

          You are hereby summoned to answer the complaint in this action and to serve a copy of your answer, or, if the complaint is not served with this summons, to serve a notice of appearance, on the Plaintiff's Attorney(s) within 20 days after the service of this summons, exclusive of the day of service (or within 30 days after the service is complete if this summons is not personally delivered to you within the State of New York); and in case of your failure to appear or answer, judgment will be taken against you by default for the relief demanded in the complaint.

                                                        ABBEY GARDY, LLP
Dated  May 16, 2003                                Attorney(s) for Plaintiff
                                                 Office and Post Office Address
Defendant's address:                                  212 East 39th Street
c/o Leucadia National Corp.                         New York, New York 10016
315 Park Avenue South                                    (212) 889-3700
New York, New York  10010-3607

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

----------------------------------------------

DANIEL PROVORNY, on behalf of himself and all        Index No.
others similarly situated.

                             Plaintiff,

         -against-

LEUCADIA NATIONAL CORP., WILTEL
COMMUNICATIONS GROUP, INC., IAN M.
CUMMING, ALAN J. HIRSCHFIELD, JEFFREY
C. KEIL, JOSEPH S. STIENBERG, JEFF K.
STOREY, J. PATRICK COLLINS, WILLIAM H.
CUNNINGHAM, MICHAEL DIAMENT and
MICHAEL P. RESSNER.

                             Defendants.

----------------------------------------------

                             CLASS ACTION COMPLAINT

          Plaintiff, by his attorneys, alleges upon information and belief, except as to paragraph 1 which plaintiff alleges upon knowledge, as follows:

          1. Plaintiff Daniel Provorny is a stockholder of defendant WilTel Communications Group, Inc. ("WilTel" or the "Company").

          2. Defendant Leucadia National Corporation ("Leucadia") is a corporation duly organized and existing under the laws of the state of New York, with its principal executive offices located at 315 Park Avenue South, New York, New York 10010-3607. Leucadia is a diversified holding company that provides banking and lending services, manufacturing, real estate activities, winery operations, development of a copper mine and property and casualty reinsurance. Leucadia is the controlling stockholder of WilTel, and owns or controls approximately 47% of the outstanding shares of WilTel common stock.

          3. Defendant WilTel is a corporation duly organized and existing under the laws of the state of Nevada, with its principal executive offices located at One Technology Center, Tulsa, Oklahoma 74103. WilTel provides data, voice, and media transport solutions to a carrier-class customer base with complex communications needs. The Company's customers include global telecommunications and media and entertainment companies. WilTel's network infrastructure reaches border-to-border and coast-to-cast with international connectivity.

          4. Defendant Ian M. Cumming is the Chairman of WilTel's Board of Directors and the Chairman of Leucadia's Board of Directors. Cumming is also a director of several subsidiaries of Leucadia and several companies in which Leucadia owns a significant equity interest. Cumming also served as WilTel's interim President and Chief Executive Officer in October 2002. Pursuant to a stockholder agreement between Leucadia and WilTel, Leucadia designated Cumming as a director of WilTel. Cumming does not own any shares of WilTel common stock (apart from those owned or controlled by Leucadia). Cumming owns or controls approximately 16% of the outstanding shares of Leucadia common stock.

          5. Defendant Alan J. Hirschfield is a director of WilTel. Pursuant to a stockholder agreement between Leucadia and WilTel, Leucadia designated Hirschfield as a director of WilTel. Hirschfield does not own any shares of WilTel common stock (apart from those owned or controlled by Leucadia).

          6. Defendant Jeffrey C. Keil is a director of WilTel. Pursuant to a stockholder agreement between Leucadia and WilTel, Leucadia designated Keil as a director of WilTel. Keil does not own any shares of WilTel common stock (apart from those owned or controlled by Leucadia).

          7. Defendant Joseph S. Stienberg is a director of WilTel and also Leucadia's President. Steiberg is also a director of several subsidiaries of Leucadia and several companies in which Leucadia owns a significant equity interest. Pursuant to a stockholder agreement between Leucadia and WilTel, Leucadia designated Stienberg as a director of WilTel. Stienberg does not own any shares of WilTel common stock (apart from those owned or controlled by Leucadia). Steinberg owns or controls approximately 14% of the outstanding shares of Leucadia common stock.

          8. Defendant Jeff K. Storey is a director of WilTel and has been the Company's President and Chief Executive Officer since October 31, 2002. Storey does not own any shares of WilTel common stock.

          9. Defendant J. Patrick Collins is a director of WilTel. Collins does not own any shares of WilTel common stock.

         10. Defendant William H. Cunningham is a director of WilTel. Cunningham does not own any shares of WilTel common stock.

         11. Defendant Michael Diament is a director of WilTel. Diament does not own any shares of WilTel common stock.

         12. Defendant Michael P. Ressner is a director of WilTel. Ressner does not own any shares of WilTel common stock.

          13. Defendants Cumming, Hirschfield, Keil, Stienberg, Storey, Collins, Cunningham, Diament and Ressner, are sometimes collectively referred to herein as the "Individual Defendants."

          14. The Individual Defendants, as officers and/or directors of WilTel, and Leucadia, as WilTel's controlling stockholder, have a fiduciary relationship and responsibility to plaintiff and the other common public stockholders of WilTel, and owe to plaintiff and the other class members the highest obligations of good faith, loyalty, fair dealing, due care and candor.

                            CLASS ACTION ALLEGATIONS

          15. Plaintiff brings this action on his own behalf and as a class action, pursuant to CPLR 901 et seq. on behalf of all common stockholders of WilTel or their successors in interest, who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of defendants.

          16. This action is properly maintainable as a class action because:

               a. The Class is so numerous that joinder of all members is impracticable. There are hundreds, if not thousands, of WilTel stockholders who are located throughout the United States;

               b. There are questions of law and fact which are common to the Class, including: whether any of the defendants have engaged or are continuing to act in a manner calculated to benefit themselves at the expense of WilTel's public stockholders; and whether plaintiff and the other Class members would be irreparably damaged if the defendants are not enjoined in the manner described below;

               c. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class;

               d. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests; and

               e. The defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

                        AS AND FOR PLAINTIFF'S CAUSE OF
                         ACTION AGAINST ALL DEFENDANTS

          17. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

          18. Leucadia is WilTel's controlling stockholder through its 47% equity ownership of the Company and dominance of WilTel's Board of Directors and management. A stockholders agreement between Leucadia and WilTel permits Leucadia to designate certain directors of the Company. In addition, WilTel's Senior Vice

President (Corporate), H.E. Scruggs, is actually a Leucadia employee and receives no compensation from WilTel. Leucadia and Wiltel are also parties to a restructuring services agreement whereby Leucadia provides management advice to WilTel.

          19. Despite Leucadia's dominance and control of WilTel, the stockholders agreement provided limitations on Leucadia's ability to acquire the remainder of WilTel from WilTel's public stockholders. Nonetheless, on May 15, 2003, Leucadia announced a proposal to acquire all of the shares of WilTel common stock it did not already own in a stock-for-stock exchange whereby each share of WilTel would be exchanged for 0.3565 of a share of Leucadia.

          20. As part of its ownership of WilTel, Leucadia has control of the Company and controls its proxy machinery. It has selected and elected WilTel directors who are beholden to Leucadia for their offices and the valuable perquisites which they enjoy therefrom.

          21. Leucadia has timed this transaction to capture the Company's future potential and use it to its own ends without paying an adequate or fair price for the Company's stock.

          22. Defendants have clear ad material conflicts of interest and are acting to better their own interests at the expense of WilTel's public shareholders.

          23. Leucadia, with the acquiescence of the directors of WilTel, is engaging in self-dealing and not acting in good faith toward plaintiff and the other members of the Class. By reason of the foregoing, Leucadia and the Individual Defendants have breached and are breaching their fiduciary duties to the irreparable harm of the members of the Class.

          24. Plaintiff has no adequate remedy at law.

          WHEREFORE, plaintiff prays for judgment and relief as follows:

          A. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

          B. Preliminarily and permanently enjoining Defendants and all persons acting in concert with them, from proceeding with, consummating or closing the transactions complained of herein;

          C. In the event the challenged transaction is consummated, rescinding it and setting it aside or awarding rescissory damages to the Class;

          D. Directing defendants to account to Class members for their damages sustained as a result of the wrongs complained of herein;

          E. Awarding plaintiff the costs of this action, including a reasonable allowance for plaintiff's attorneys and experts' fees; and

          F. Granting such other and further relief as to the Court may seem just and proper.


Dated: May 16, 2003

                                              ABBEY GARDY, LLP


                                              By: \s\ James Notis
                                                 -------------------------------
                                                 JAMES S. NOTIS
                                                 212 East 39th Street
                                                 New York, New York  10016
                                                 Tel: 212-889-3700
                                                 Fax: 212-684-5191

                                                 Attorneys for Plaintiff

Index No.

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

================

DANIEL PROVORNY, on behalf of himself and all others similarly situ[a]ted,

                          Plaintiff,

          - against -

LEUCADIA NATIONAL CORP., WILTEL COMMUNICATIONS
GROUP, INC., IAN M. CUMMING, ALAN J. HIRSCHFIELD,
JEFFREY C. KEIL, JOSEPH S. STEINBERG, JEFF K.
STOREY, J. PATRICK COLLINS, WILLIAM H. CUNNINGHAM,
MICHAEL DIAMENT and MICHAEL P. RESSNER,

                          Defendants.

================

                              SUMMONS AND COMPLAINT


================

                                ABBEY GARDY, LLP
Attorney(s) for                     Plaintiff

                              212 EAST 39TH STREET
                               NEW YORK, NY 10016
                                 (212) 880-3700